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                                                                EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT





                                                     State or Country of
    Subsidiaries of Registrant                Incorporation or Organization
    --------------------------                -----------------------------
Leviton Manufacturing Co., Inc.                     Delaware
Thomas & Betts Caribe, Inc.                         Delaware
Thomas & Betts International, Inc.                  Delaware
Thomas & Betts Limited                               Canada
Thomas & Betts Commander LP                          Canada


The Registrant has omitted 8 subsidiaries operating in the U.S. and 60 subsidiaries operating in foreign countries. The Registrant's subsidiaries are in the same businesses.